THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM GALVIN

SECRETARY OF THE COMMONWEALTH

STATE HOUSE - BOSTON, MA

AMENDMENT TO THE DECLARATION OF TRUST

We, Kimberley H. Monasterio, President, and Eric D. Roiter, Secretary,
of

FIDELITY CAPITAL TRUST

82 DEVONSHIRE STREET

BOSTON, MASSACHUSETTS 02109

hereby certify that, in accordance with ARTICLE XII, SECTION 7 of the Amended and Restated Declaration of Trust of Fidelity Capital Trust (dated November 13, 2002), the following Amendment to said Declaration of Trust was duly adopted by a majority shareholder vote at a meeting duly called and held on May 14, 2008, such Amendment being effective as of that date:

VOTED: That the Amended and Restated Declaration of Trust dated November 13, 2002, be and hereby is, amended as follows:

1. That Article VIII, Section 3 of the Amended and Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:

QUORUM AND REQUIRED VOTE

Section 3. Except when a higher quorum is required by any provision of this Declaration of Trust or the Bylaws, one-third of Shares entitled to vote in person or by proxy shall be a quorum for the transaction of business at a Shareholders' meeting, except that where any provision of law or of this Declaration of Trust permits or requires that holders of any Series or Class shall vote as a Series or Class then one-third of the aggregate number of Shares of that Series or Class entitled to vote shall be necessary to constitute a quorum for the transaction of business by that Series or Class. Any lesser number shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice. Except when a larger vote is required by applicable law or by any provision of this Declaration of Trust or the Bylaws, if any, a majority of the Shares voted in person or by proxy shall decide any questions and a plurality shall elect a Trustee, provided that where any provision of law or of this Declaration of Trust permits or requires that the holders of any Series or Class shall vote as a Series or Class, then a majority of the Shares of that Series or Class voted on the matter shall decide that matter insofar as that Series or Class is concerned. Shareholders may act by unanimous written consent. Actions taken by a Series or Class may be consented to unanimously in writing by Shareholders of that Series or Class.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 14th day of May, 2008.

/s/Kimberley H. Monasterio	/s/Eric D. Roiter
Kimberley H. Monasterio	Eric D. Roiter
President	Secretary